      As filed with the Securities and Exchange Commission on May 18, 1998
                               File No. 333-51373

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                         KALEIDOSCOPE MEDIA GROUP, INC.
             (Exact name of Registrant as specified in its charter)


            Delaware                                           93-0957030
 (State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)

                              345 Park Avenue South
                            New York, New York 10010
                                  (212)779-6600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                      HENRY SIEGEL, Chief Executive Officer
                              345 Park Avenue South
                            New York, New York 10010
                                  (212)779-6600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  ------------
                                   Copies to:

                           MICHAEL D. DiGIOVANNA, Esq.
                           PARKER DURYEE ROSOFF & HAFT
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
[X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE

========================================================================================================================
   Title of Each Class of         Amount to be             Proposed            Proposed Maximum           Amount of
      Securities to be            Registered(1)             Maximum           Aggregate Offering       Registration Fee
         Registered                                     Offering Price             Price(2)
                                                         Per Share(2)
------------------------------------------------------------------------------------------------------------------------

Common Stock, par                1,300,000 shs.          $      1.24              $ 1,612,000             $   486.52
  value $.001 per share..

========================================================================================================================

(1) The Registration Fee Calculation made herein excludes the Registration fee of $3,175, paid to the SEC on April 29, 1998 for the registration of 7,913,876 shares of Common Stock, which are also part of this Registration. Such fee was calculated using a proposed maximum offering price of $1.36 per share which was the average of the bid and asked price of the Common Stock on the OTB
Bulletin Board on April 27, 1998.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on May 14, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         KALEIDOSCOPE MEDIA GROUP, INC.

                                  Common Stock

         This Prospectus relates to 9,213,876 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Kaleidoscope Media Group, Inc. (the "Company"), which shares are being offered for sale by the persons named herein under the caption "Selling Stockholders" (the "Selling Stockholders"). Such shares of Common Stock are comprised of 3,995,010 shares which are currently issued and outstanding and 5,198,866 shares which may be issued subsequent hereto upon exercise of certain outstanding warrants. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."

         See "Risk Factors" commencing on page 9.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

         The Common Stock being offered hereby by the Selling Stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

         The Common Stock is quoted on the OTC Bulletin Board. On May 14, 1998,(1) the closing bid price of the Common Stock was $1.29 per share.

                   The date of this Prospectus is May 18, 1998
--------
(1) The closing bid price of the Common Stock on April 27, 1998 was $1.35 per share.

                    [The following language is located on the
                   left margin of the preliminary prospectus]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                TABLE OF CONTENTS

Page
Available Information......................................................4
Incorporation of Certain Documents by Reference............................5
The Company................................................................6
Risk Factors...............................................................9
Selling Stockholders......................................................13
Plan of Distribution......................................................15
Description of Securities.................................................16
Legal Matters.............................................................18
Experts...................................................................18


       No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information of issuers that file electronically with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-17591) under the Exchange Act:

         (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997.

         (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

         (c) The Company's Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 1998.

         (d) The Company's Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13, and 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written and oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests for such copies should be directed to:

                    Irving Greenman, Chief Financial Officer
                         Kaleidoscope Media Group. Inc.
                              345 Park Avenue South
                            New York, New York 10010

                        Telephone Number: (212) 779-6600

                                   THE COMPANY

General

         The Company is a diversified entertainment, sports and direct marketing company that operates, through subsidiaries, under three divisions.

         The Entertainment Division (primarily consisting of the activities of the Company's SeaGull Entertainment Subsidiary ("SeaGull")) is primarily engaged in the business of developing, producing and distributing (domestically and internationally) entertainment properties and exploiting the related licensing and merchandising opportunities. It also provides consulting services in the development of specialty television programming and is involved in the acquisition and distribution of entertainment library properties.

         In 1997 the Entertainment Division began production of its new made-for-television movie "Merlin: The Magic Begins" based on that legendary character. The title role has been cast with Jason Connery (son of Sean Connery) and Deborah Moore (daughter of Roger Moore). This movie was delivered in March 1998 and was fully financed by the Company. The Company expects that this movie will be distributed for broadcast internationally in 1998 and in the United States in 1999.

         In 1997, the Company began pre-production on its "Team Xtreme" series, which represents a multi-national co-production with partners in France, Germany and Canada. "Team Xtreme" is a weekly one-hour dramatic action series with an ensemble cast of youthful extreme sports enthusiasts that lead the audience through engaging plots complete with danger, drama, intrigue and passion, all against a backdrop of extreme sports such as skysurfing, mountain climbing and snow boarding. The Company expects that the series will be distributed for broadcast in the Fall of 1998 in the U.S. and other territories.

         In December 1997, the Company, through its Entertainment Division, obtained rights from the Beachport Entertainment Corp. to distribute ice skating specials. The "Ice Fantasies Collection" consists of six specials with an all-star cast of world-class skaters such as Brian Boitano, Oksana Baiul, Elvis Stojko, Michelle Kwan, Viktor Petrenko, Nancy Kerrigan and others.

         In December 1997, the Company obtained the worldwide distribution rights to a new 22 one-hour dramatic action TV series entitled "D.R.E.A.M. Team." Three agents, all supermodels, are part of a covert group -- code name D.R.E.A.M. -- whose sole purpose is to infiltrate and diffuse volatile situations, from counter-espionage to international criminals and terrorists. Under the cover of their photo-shoots, the supermodels work together with an ex-CIA agent whose intelligence and espionage background set the stage for action and adventure.

         In February 1998, the Company acquired Redrock Management's Library for worldwide distribution of a package of specials, documentaries, movies and mini-series. These programs enhance and expand the Company's current library of series and specials programming.

         The Company recently acquired the rights to a new children's television property and toy line entitled "Micronauts." The Company expects that the television property to be introduced in the Fall of 1998 as a two-hour movie and/or five half-hour mini-series. The Company also expects that the toy line will begin limited distribution in the Fall of 1998 and worldwide distribution in 1999. The movie and series are based on the popular 1970's Marvel comic book and toy line of the same name.

         In 1996 SeaGull entered into a joint venture agreement with Keller Entertainment, Inc. under the name Keller Siegel Entertainment (the "Joint Venture"). The Joint Venture produced and distributed a two-hour movie pilot and 20 episodes of the "Tarzan: The Epic Adventures" syndicated television series domestically in 1996 and internationally in 1997. Beginning in the Fall of 1997, the "Tarzan: The Epic Adventures" series was renewed for another season without any new production, but previously produced half-hours (made into hours) were syndicated for the U.S. market only. The Joint Venture continues to maintain the license from Edgar Rice Burroughs for the "live-action" rights to "Tarzan." The Joint Venture intends to produce and distribute a new program entitled "The New Adventures of Young Tarzan" via a movie pilot in 1998 and a series in 1999.

         In March 1997, the Company, through its Sports Division, and Sports Marketing, Inc. reached an agreement to create a joint venture to develop, produce and distribute boxing tournaments both domestically and internationally. The two companies collaborated on "Boxcino", a series of round robin boxing matches featuring fighters from eight Latin American countries. The quarter- and semi-finals aired on ESPN2 in May and July 1997, respectively, and the finals in each weight class aired on ESPN in September 1997. The Company expects to continue this franchise as well as to stage other boxing matches in 1998. As a result, the joint venture has signed contracts with the winners and finalists in each weight category making eight new boxers ranked in the top 10 nationally.

         The Company also has the worldwide distribution rights to two daily fitness series ("Crunch" and "Cyberfit") currently being broadcast on ESPN2 and available for distribution in territories outside the United States. The Company believes that "Crunch" and "Cyberfit" are two of ESPN2's highest rated fitness series because of their high energy and employment of state of the art fitness techniques.

         The Sports Division retained from its sale of certain sports properties to Kaleidoscope Sports and Entertainment LLC ("KS&E") its sports franchise in boxing ("Boxcino") and fitness ("Crunch" and "Cyberfit") as well as distribution rights to golf, air racing and other properties developed by the Sports Division. KS&E and the Company have reached an agreement in principle to form a joint venture to develop sports properties as well as the creation of ad sales operations.

         The Direct Marketing Division was initiated in January 1997 when the Company entered into a joint venture agreement with HSN Direct to form Hollywood Connection LLC ("HC LLC"). HC LLC produced and distributed "Hollywood Discoveries," a one-hour daily shopping program, which was broadcast in the United States by over-the-air broadcasters and cable and satellite systems. "Hollywood Discoveries" is designed to provide home shopping programming using stage, screen, television, music and sports personalities to market merchandise via taped programming in the domestic and international markets. The program met with moderate success in the United States. The current plan for the international market, which is expected to launch in 1998, is to offer a weekly "best of" episode(s) and/or format rights to broadcast entities, with product fulfillment to be handled by the various international companies associated with HSN Direct.

         As start-ups, both "Boxcino" and "Hollywood Discoveries" required significant investments in Company resources and the Company anticipates that they will not generate profits until 1998 and 1999.

         The principal executive offices of the Company are located at 345 Park Avenue South, New York, New York and its telephone number is (212) 779-6601.

Recent Developments

         The Company has engaged Cofima Finanz AG as its placement agent in connection with the offering, to accredited investors, of up to $4,500,000 of the Company's Common Stock at a per share purchase price equal to the average bid price of the Company's Common Stock during the 10 trading days prior to each purchase provided that such purchase price shall not be less than $1.00 per share or greater than $2.00 per share.

                                  RISK FACTORS

         Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus and the documents incorporated by reference.

         This Prospectus and the documents incorporated by reference contain certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth below and elsewhere in this Prospectus and the documents incorporated by reference, including, but not limited to, (i) general economic conditions; (ii) competitive market influence; (iii) audience appeal and cultural reviews of its television programs; and (iv) the ability to identify, acquire the rights to, and to develop quality properties.

Risk Factors Relating to the Company

         Losses. The Company had a net loss in 1997 of $280,094 even though it had pre-tax income of $1,172,500. The net loss was primarily due to the tax consequences of the sale by the Company of a significant portion of the Company's Sports Division in 1997. In 1996 the Company had $430,745 income before taxes and $235,955 in income after taxes.

         Unpredictability of Business. The entertainment and sports industry is highly speculative and historically has involved a substantial degree of risk. Audience appeal and profitability depend upon factors which cannot be ascertained reliably in advance and over which the Company may have no or very limited control, including, among other things, the unpredictability of critical reviews and changing public tastes. Furthermore, even a production involving highly experienced and respected talent may not be necessarily successful. The ultimate profitability to the Company of properties and ventures in which it has or may acquire an interest will depend upon many factors including those over which the Company will have little or no control.

         Dependence on New Products. The Company's growth will be dependent on its ability to identify, acquire the rights to, and develop quality properties which can be produced and sold at acceptable profit margins. It will also be dependent on the Company's ability to negotiate in its production contracts the necessary rights to oversee and generate revenue from the development, production, distribution and sale of ancillary products related to the project. There can be no assurance that the Company will be successful in identifying, acquiring the rights to and developing quality properties that will be successfully produced, distributed and marketed to the public. There also can be no assurances that in its production contracts, the Company will be able to negotiate and maintain the rights to such produced projects to generate revenue from the sale of ancillary products. A failure to identify, acquire and develop new properties for production, distribution and marketing to the public or a failure to retain sufficient rights to generate revenue from the sale of ancillary products would have an adverse impact on the Company's future performance.

         Possible Loss of Project Development Costs. Although the Company has participated in creating and producing many projects, the Company has had to forego retaining substantial equity and control of distribution rights in return for the total funding of its productions. To increase equity positions in projects, the Company, prior to production, will be required to make larger financial commitments for acquisition of film rights in various properties and to bear the risk of loss of the cost of these film rights if the acquired or developed property is not sold or produced. There can be no assurances, however, that the Company will be able to recover all development costs or maintain significant equity positions or distribution rights in these productions.

         Need for Additional Financing and Financing Arrangements. In order to realize its objectives, the Company may have a need for additional capital in the future. If so, the Company intends to seek such capital through public or private borrowing or equity financings. Any additional equity financings may be dilutive to stockholders, and debt financing, if available, may involve restrictions on dividends. Adequate funds, whether obtained through financial markets or other arrangements with corporate partners or other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its development projects, with an adverse effect on the Company's future performance.

         The Company from time to time has obtained additional financing from the sale of its securities and may do so in the future. The Company has also issued warrants in connection with loans and advances to it and may do so in the future. Finally, the Company is contemplating forming one or more limited liability corporations to finance its projects. See, Recent Developments.

         Competition. Competition in the television production industry and multimedia industries is intense since there are numerous suppliers of product. In the television production business the Company will compete for the acquisition of artistic properties and the services of creative and technical personnel with major entertainment companies that are engaged in the television production business. The Company will also be competing for available production financing and favorable television arrangements, and for the public's interest in, and acceptance of, its creative products. However, as the Company attempts to expand its product base, it expects to face greater competition from larger, better financed and more experienced entities.

         Labor Considerations in the Entertainment Industry. The cost of producing and distributing entertainment programming has increased substantially in recent years due to, among other things, the increasing demands of creative talent and industry-wide collective bargaining agreements. Most scriptwriters, performers, directors and technical personnel involved in the Company's productions are members of guilds or unions that bargain collectively on an industry-wide basis from time to time. Action by these guilds or other unions can significantly disrupt production and have a material adverse effect on the Company.

         Protection of Propriety Rights. Although the Company plans to take what management believes are appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure protect and maintain copyright and other protections for all of its properties under the laws of applicable jurisdictions, no assurance can be given that it will be successful in implementing these actions or that others will not infringe upon the Company's proprietary rights, in which event, the Company may not have sufficient resources to enforce or defend these rights.

         Regulation of Television and Motion Picture Industry. United States television stations and networks, as well as foreign governments, impose restrictions on the content of its programs. The Code and Ratings Administration of the Motion Picture Association of America, an industry trade association, decides ratings for age group suitability for domestic theatrical distribution of its programs. Although it is unlikely that any of the Company's present productions would fail to meet the criteria established for domestic and foreign broadcast, to the extent that the Company's projects do not comply with such standards and practices, they may be required to be edited before exhibition on applicable television stations, networks and in foreign territories.

         Retention of Key Personnel. The Company's operations are dependent upon the services of Henry Siegel and Paul Siegel. The loss of Henry Siegel or Paul Siegel could have a material adverse effect on the Company's business. The Company's success also depends upon its ability to attract and retain highly-skilled management and other personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect the Company's business, operating results and financial condition.

         Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 15,000,000 shares of Preferred Stock with designation, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Risks Relating to this Offering

         Volatility of Common Stock. There has been volatility in the market price of securities of entertainment companies. Future announcements concerning the Company or its competitors, including variations in financial results, changes in general market conditions, governmental regulations or other developments may have a significant impact on the market price of the Company's Common Stock and could cause the market price of the Company's Common Stock to fluctuate significantly. In addition, broad market fluctuations and general economic or political conditions may adversely affect the market price of each of the Company's securities, regardless of the Company's actual performance.

         No Assurance of Active Market. The Common Stock is quoted on the OTC Bulletin Board and traded on the Frankfurt and Berlin Stock Exchanges. There can be no assurance that an active market in the Common Stock will develop. In the absence of an active public trading market, an investor may be unable to liquidate his or her investment.

         Nonpayment of Dividends. The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay cash dividends in the foreseeable future.

         Dilutive Effect of Options, Warrants and Convertible Securities. As of the date hereof, there were options and warrants outstanding to purchase an aggregate of 5,372,866 shares of Common Stock, with exercise prices ranging from $.25 to $1.10 per share and which will expire on various dates through March 20, 1999. If the outstanding options and warrants are exercised, the percentage of capital stock then held by the existing stockholders will be reduced. Furthermore, the outstanding options and warrants can be expected to be exercised at a time when the Company would be able to obtain funds from the sale of Common Stock or other securities at a price higher than the exercise prices thereof. The Company has registered the sale of 4,548,866 shares of Common
Stock underlying such warrants pursuant to a registration statement of which this Prospectus forms a part.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of May 15, 1998 with respect to the Selling Stockholders. The number of Shares that may actually be sold by the Selling Stockholders will be determined by the Selling Stockholders, which may depend upon a number of factors, including, among other things, the market price of the Common Stock.

                                     Number of Shares of        Number of Shares          Shares of Common Stock
                                    Common Stock Owned           of Common Stock            Owned After Sale of
Name of Stockholder                  Before Offering (1)(4)       Being Offered               All Shares (2)(4)
-------------------                  ------------------           -------------           ------------------------
                                                                                       Number               Percent
                                                                                       ------               -------
Mt. Pleasant Investors Corp.                10,000                      10,000          -0-
Hans Ray                                    60,000                      60,000          -0-
Eco Finanz-und Umweltberatung               25,000                      25,000          -0-
Heinz Reinhart                               6,000                       6,000          -0-
Windcraft Ltd.                              50,000                      50,000          -0-
Lawewe Internat, Ltd.                       30,000                      30,000          -0-
Pat Finance AG                             250,000                     250,000          -0-
Dominik Company AG                       1,000,000                   1,000,000          -0-
Stichting Stroeve Global Custody           165,000                     165,000          -0-
Macus Wiegand                               30,000                      30,000          -0-
Martin F. Ruebel                            30,000                      30,000          -0-
Felix Gaehwiler                             25,000                      25,000          -0-
Ibrahim Haken Elaldi                        40,000                      40,000          -0-
Arzi Bank AG                               100,000                     100,000          -0-
Rosemarie Caviezel                          26,000                      26,000          -0-
International Institute for
    Research in Paraplegia                  20,000                      20,000          -0-
Edwin Staheli                               30,000                      30,000          -0-
Mario Furrer                                20,000                      20,000          -0-
Bank Heusser & Cie AG                       83,000                      83,000          -0-
LaMont Asset Management SA                 135,000                     135,000          -0-
Priska Niklaus                              10,000                      10,000          -0-
Peter Bachmann                              30,000                      30,000          -0-
David Berchtold                            250,000                     250,000          -0-
Ernst Roth                                  20,000                      20,000          -0-
Henry Siegel                             3,055,000                     150,000          3,055,000            10.0%
Paul Siegel                              3,055,000                     150,000          3,055,000            10.0%
Ray Volpe                                3,055,000                     150,000          3,055,000            10.0%
Catalyst Group                             200,000                     200,000          -0-

                                     Number of Shares of      Number of Shares            Shares of Common Stock
                                    Common Stock Owned        of Common Stock               Owned After Sale of
Name of Stockholder                     Before Offering         Being Offered                 All Shares (2)
-------------------                     ---------------         -------------          -------------------------
                                                                                       Number            Percent
                                                                                       ------            -------

Peter Bucher                               140,000                  140,000             -0-
Crestani Guido                              20,000                   20,000             -0-
Daniel Schurch                              30,000                   30,000             -0-
Brae Limited                             1,285,250                  880,000(3)        405,250             1.3%
Carloway Limited                           895,800                  880,000(3)         15,800              *
Craignure Limited                          656,000                  640,000(3)         16,000              *
Staffin Limited                          1,404,560                1,150,000(3)          4,560              *
Rothesay Limited                           660,602                  656,502(3)          4,100              *
Aran Limited                               250,000                  250,000              -0-
Fiscal Concepts Corp.                      112,914                   92,364(3)         20,550              *
Cofima Finanz AG                           200,000                  200,000(3)           -0-
Wall Street Strategies                     170,000                  170,000              -0-
Redstone Securities                        200,000                  200,000(3)           -0-
Deodora Consulting                         100,000                  100,000(3)           -0-
Katherine Oxenberg                          25,000                   25,000              -0-
Dippa Nussbaum Advertising Inc.             95,010                   95,010              -0-
Anthony C. Intelisano                       20,000                   20,000              -0-
Chesterton Trading Ltd.                    440,000                  440,000              -0-
DDW & Associates                           130,000                  130,000              -0-

         Total                                                    9,213,876

----------
      *  Less than one percent.
     (1) Represents those shares of Common Stock held by the Selling Stockholders, if any, together with those shares that such Selling Stockholders have the right to acquire within 60 days from the date of this Prospectus.
     (2) Assumes all of the Shares being offered will be sold. Because the Selling Stockholders may sell all, some or none of the Shares that he, she or it holds, and because the offering contemplated by this Prospectus is not now a "firm commitment" underwritten offering, the actual number of Shares that will be held by the Selling Stockholders upon or prior to termination of this offering may vary. See "Plan of Distribution."

     (3) In each case other than Staffin Limited, the number of shares represents shares issuable upon exercise of warrants. In the case of Staffin Limited, it represents 900,000 shares issuable upon the exercise of warrants.

     (4) Does not include unrestricted shares held by unaffiliated shareholders, the amount of such shares varies from time to time as the holders purchase and sell such shares periodically.

         The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their Shares since the date on which they provided the information regarding their Common Stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the Selling Stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution.

                              PLAN OF DISTRIBUTION

         Sales of the Shares may be made from time to time by the Selling Stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the over-the-counter market or foreign securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Stockholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the Selling Stockholders, or any other broker-dealer, is acting as principal or agent for the Selling Stockholders, the compensation to be received by underwriters who may be selected by the Selling Stockholders, or any broker-dealer, acting as principal or agent for the Selling Stockholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

         The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. In general, Regulation M precludes the Selling Stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

         It is anticipated that the Selling Stockholders will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Common Stock.


                            DESCRIPTION OF SECURITIES

         The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company. The Certificate of Incorporation authorizes the Company to issue 100,000,000 shares of Common Stock, $.001 par value, and 15,000,000 shares of "blank check" Preferred Stock, $.001 par value (the "Preferred Stock").

Common Stock

         As of the date hereof, there were 30,502,092 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to future outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights.

Preferred Stock

         As of the date hereof, there were no shares of Preferred Stock outstanding. The Company's Certificate of Incorporation authorizes the issuance of the Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. The Preferred Stock may be issued in series, and the Preferred Stock of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of the Preferred Stock, the Board of Directors may fix the number of shares of the Preferred Stock constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of the series of the Preferred Stock. It is possible, without any action of the stockholders of the Company, that the holders of any series of the Preferred Stock, when and if issued, will have priority claims to dividends and to any distributions upon liquidation of the Company and that they may have other preferences over the holders of the Common Stock. The Board of Directors may issue series of the Preferred Stock without action of the stockholders of the Company.

         The issuance of the Preferred Stock may be used as an anti-takeover device without further action on the part of the stockholders. Furthermore, the issuance of the Preferred Stock may dilute the voting power of holders of the Common Stock (such as by issuing Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests. The Company has no current plans to issue any of the Preferred Stock.

Delaware Law and Certain Charter Provisions

         The Company will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder. The Company's Certificate of Incorporation and By-laws contain certain additional provisions which may have the effect of delaying or preventing a change in control of the Company. Such provisions include blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval). Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Transfer and Warrant Agent

        The transfer agent for the Common Stock is Holladay Stock Transfer, Inc.


                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft, New York, New York 10017.


                                     EXPERTS

         The consolidated financial statements of the Company, included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997, which annual report has been incorporated herein by reference, have been audited by Paneth, Haber & Zimmerman LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the Company's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:


SEC Registration Fee........................................ $ 3,661.52*

Printing expenses...........................................   5,000.00*

Legal fees and expenses.....................................  15,000.00*

Accounting fees and expenses................................     500.00*

Blue Sky expenses...........................................     500.00*

Miscellaneous expenses......................................   5,338.48*

         TOTAL ............................................. $30,000.00*


------------
*  Estimated

Item 15. Indemnification of Directors and Officers.

         Article Sixth of the Certificate of Incorporation of Kaleidoscope Media Group, Inc. (the "Company") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit. Article Sixth also provides that the Company shall indemnify, to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General

Corporation Law, as amended from time to time, any and all persons whom it shall have power to indemnify under such sections, including officers of the Company acting in such capacity.


Item 16. Exhibits and Financial Statement Schedules.


4.1* Specimen Certificate representing the Common Stock, par value $.01 per share (1)


5.1    Opinion of Parker Duryee Rosoff & Haft A Professional Corporation


23.1   Consent of Paneth, Haber & Zimmerman LLP


23.2   Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)


24.1 Power of Attorney (included on the signature page of Part II of this Registration

-----------------
*        To be filed by amendment.

(1) Denotes document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and incorporated herein by reference.

Item 17. Undertakings.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to Item 15 of Part II of the Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 18, 1998.

                                     KALEIDOSCOPE MEDIA GROUP INC.


                                     By: /s/ Henry Siegel
                                         ---------------------------------------
                                         Henry Siegel
                                         Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry Siegel and Paul Siegel, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


     Signatures                  Capacity                         Date
------------------     -----------------------------------     ----------

/s/ Henry Siegel
--------------------    Chief Executive Officer, Director      May 18, 1998
    Henry Siegel          (Principal Executive Officer)

/s/ Paul Siegel
--------------------    President, Director                    May 18, 1998
    Paul Siegel

/s/Irving Greenman
------------------  Chief Financial Officer (Principal Financial  May 18, 1998
  Irving Greenman   Officer and Principal Accounting Officer)

/s/Ray Volpe
------------------  Director                                      May 18, 1998
    Ray Volpe

/s/Martin Miller
------------------  Director                                      May 18, 1998
  Martin Miller

/s/Jean Chalopin
------------------  Director                                      May 18, 1998
  Jean Chalopin

/s/Martin Gloor
------------------  Director                                      May 18, 1998
  Martin Gloor

                                  EXHIBIT INDEX


4.1 Specimen Certificate representing the Common Stock, par value $.001 per share (1)



5.1    Opinion of Parker Duryee Rosoff & Haft A Professional Corporation


23.1   Consent of Paneth, Haber & Zimmerman LLP


23.2    Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)


24.1 Power of Attorney (included on the signature page of Part II of this Registration

-----------------

(1) Denotes document filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and incorporated herein by reference.